Exhibit 4.3
SHARECARE, INC.
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934
The following summary of the material terms of the securities of Sharecare, Inc. (“Sharecare,” “we,” “us” or “our”) is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Fourth Amended and Restated Certificate of Incorporation (including the Certificate of Designations for our Series A Convertible Preferred Stock (as defined herein)) (the “Charter”), our Amended and Restated Bylaws (the “bylaws”) and the warrant-related documents described herein, which are exhibits to the Sharecare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”). Stockholders are encouraged to read the applicable provisions of Delaware law, our Charter and bylaws in their entirety for a complete description of the rights and preferences of our securities.
As of the date of the Annual Report, Sharecare has the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):(i) common stock, par value $0.0001 per share (the “common stock”); and (ii) warrants to purchase shares of common stock.
Authorized Capital Stock
The Charter authorizes the issuance of 615,000,000 shares, of which 600,000,000 shares are shares of common stock, and 15,000,000 shares are shares of preferred stock, par value $0.0001 per share (the “preferred stock”), including 5,000,000 shares of Series A convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”).
Common Stock
Voting Rights
Holders of common stock are entitled to cast one vote per share of common stock on all matters to be voted on by stockholders. Unless specified in the Charter, or as required by applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) or applicable stock exchange rules, the affirmative vote of a majority of the common stock that are voted is required to approve any such matter voted on by stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of common stock will share ratably (based on the number of shares of common stock held) if and when any dividend is declared by the Board of Directors of Sharecare (the “Sharecare Board”) out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock, including the Series A Preferred Stock, or any class or series of stock having a preference over, or the right to participate with, our common stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of Sharecare, each holder of common stock will be entitled, pro rata on a per share basis, to all assets of Sharecare of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of Sharecare then outstanding, including the Series A Preferred Stock.
Other Matters
Holders of shares of common stock do not have subscription, redemption or conversion rights.
Preferred Stock

The Charter provides that the Sharecare Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of Sharecare’s assets, which rights may be greater than the rights of the holders of the common stock. As of the date of the Annual Report, there are 5,000,000 shares of Series A Preferred Stock outstanding which may be converted at any time, at the option of the holder, into shares of common stock at the applicable conversion price.
Warrants
Public Warrants
As of the date of the Annual Report, there are an aggregate of 11,500,000 public warrants outstanding, which entitle the holder to acquire common stock. Each whole warrant will entitle the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below. A holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on July 1, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.
We have filed a registration statement registering the common stock issuable upon exercise of the warrants. We have agreed to use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. During any period when we will have failed to maintain an effective registration statement, warrant holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined herein) less the exercise price of the warrants by (y) the fair market value. The “fair market value” as used in the preceding sentence shall mean the average closing price of the common stock for the 10 trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent.
Notwithstanding the above, if our common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (in the same manner as described in the foregoing paragraph) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants for cash

We may call the warrants for redemption for cash (except as described herein with respect to the private placement warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.
We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period or management has elected to require the exercise of the warrants on a “cashless basis” (as described below) and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption procedures and cashless exercise
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
Beneficial Ownership Limitation. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to all or substantially all of the holders of common stock entitling holders to purchase common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) the quotient of (x) the price per share of common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of common stock as reported during the ten 10 trading day period ending on the trading day prior to the first date on which the common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.
If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of common stock.
Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of us with or into another entity or our conversion into another entity (other than a consolidation or merger in which we are the continuing corporation (and we are not a subsidiary of another entity whose stockholders did not own all or substantially all of our common stock in substantially the same proportions immediately before such transaction) and that does not result in any reclassification or reorganization of the outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Sharecare. You should review a copy of the warrant agreement, which is filed as an exhibit to the Annual Report, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus that was delivered to investors in connection with initial public offering of Falcon Capital Acquisition Corp. (our predecessor company), (ii) adjusting the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
Private Placement Warrants
The private placement warrants are not be redeemable by us for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the public warrants, including that they may be redeemed for shares of common stock. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants. As of the date of the Annual Report, there are 5,933,334 outstanding.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (as defined herein) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Exclusive Forum

Unless Sharecare consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of Sharecare, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Sharecare to Sharecare or Sharecare’s stockholders, (iii) any action asserting a claim against Sharecare, its directors, officers or employees arising pursuant to any provision of the DGCL, the Charter or the bylaws, or (iv) any action asserting a claim against Sharecare, its directors, officers or employees governed by the internal affairs doctrine, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the exclusive forum provision provided in the Charter does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Election of Directors
The Sharecare Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, Class I directors are elected to an initial one-year term (and three-year terms subsequently), the Class II directors are elected to an initial two-year term (and three-year terms subsequently) and the Class III directors are elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Anti-Takeover Effects of Provisions of the Charter, the Bylaws and Applicable Law
Certain provisions of the Charter, the bylaws, and laws of the State of Delaware, where Sharecare is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the common stock. Sharecare believes that the benefits of increased protection give Sharecare the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Sharecare and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
The Charter provides that certain shares of authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Sharecare by means of a proxy contest, tender offer, merger, or otherwise.
Classified Board
The Charter provides that the Sharecare Board is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the Sharecare Board is classified, directors may be removed only with cause by a majority of our outstanding shares. In addition, the Charter does not provide for cumulative voting in the election of directors.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Sharecare Board or a committee of the Sharecare Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Sharecare with certain information. Generally, to be timely, a stockholder’s notice must be received at Sharecare’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders.
The bylaws also specify requirements as to the form and content of a stockholder’s notice. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified Sharecare of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The bylaws also allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.
These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Sharecare.
Limitations on Stockholder Action by Written Consent
The Charter provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of Sharecare must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Special Meeting of Stockholders
The Charter and bylaws provide that special meetings of stockholders may be called only by the Chairman of the Sharecare Board, the Chief Executive Officer of Sharecare or the Sharecare Board pursuant to a resolution adopted by a majority of the Sharecare Board. Stockholders of Sharecare will not be eligible and will have no right to call a special meeting.
Amendment of the Charter and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Charter provides that Sharecare may amend, alter, change or repeal any provision contained in Charter, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner prescribed by Charter and the DGCL; provided, however, that, notwithstanding any other provision of the Charter or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of Sharecare required by law or by Charter, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of Sharecare entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of the Charter.

The Charter also provides that the Sharecare Board shall have the power to adopt, amend, alter, or repeal the bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The stockholders of Sharecare are prohibited from adopting, amending, altering, or repealing the bylaws, or to adopt any provision inconsistent with the bylaws, unless such action is approved, in addition to any other vote required by the Charter, by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Sharecare entitled to vote generally in the election of directors, voting together as a single class.
The Charter also provides that Sharecare will not, without the affirmative vote of a majority of the then outstanding Series A Preferred Stock, (i) amend, alter or repeal any provision of the Charter so as to adversely affect the rights or preferences of the Series A Preferred Stock, (ii) create, or authorize the creation of, any additional class or series of capital stock that ranks senior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of Sharecare, the payment of dividends or rights of redemption or (iii) increase or decrease the authorized number of the Series A Preferred Stock.
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:
1.prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
2.upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
3.at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Sharecare’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Since the Charter expressly elects to be governed by Section 203 of the DGCL, it will apply to Sharecare. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Sharecare for a three-year period. This provision may encourage companies interested in acquiring Sharecare to negotiate in advance with the Sharecare Board because the stockholder approval requirement would be avoided if the Sharecare Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Sharecare Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Charter does not authorize cumulative voting.
Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director (to the extent permitted under the DCCL), unless a director violated his or her duty of loyalty to Sharecare or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director.
The Charter and bylaws also provide that Sharecare must indemnify and advance expenses to Sharecare’s directors and officers to the fullest extent authorized by the DGCL. Sharecare also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Sharecare directors, officers, and certain employees for some liabilities. Sharecare believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Charter and bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Sharecare and its stockholders. In addition, your investment may be adversely affected to the extent Sharecare pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
Corporate Opportunities
The Charter provides for the renouncement by Sharecare of any interest or expectancy of Sharecare in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of Sharecare who is not an employee or office of Sharecare or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of Sharecare expressly and solely in that director’s capacity as a director of Sharecare.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, Sharecare’s stockholders will have appraisal rights in connection with a merger or consolidation of Sharecare. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of Sharecare’s stockholders may bring an action in Sharecare’s name to procure a judgment in Sharecare’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Sharecare’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The Transfer Agent for Sharecare capital stock is Continental Stock Transfer & Trust Company.